Exhibit No. 99

Press Release

Contact:	MW Bancorp, Inc. Gregory P. Niesen, President and Chief Executive Officer (513) 231-7871

MW Bancorp, Inc. Announces Reversal of Valuation Allowance on Deferred Tax Assets and Declaration of a $0.50 Special Dividend

Cincinnati, Ohio – April 3, 2017 – The Board of Directors of MW Bancorp, Inc. (the “Company”) (OTC: MWBC), the parent company of Watch Hill Bank, announced today the reversal of the valuation allowance on the Company’s deferred tax assets. The reversal results in the recognition of a tax benefit in the third fiscal quarter ended March 31, 2017 of approximately $1.3 million. The reversal was based primarily on recognition of the Company’s net earnings reported over the current and prior two fiscal years and an analysis performed by the Company’s management of projected future operating results.

The Board of Directors also declared a special dividend of $0.50 per share on March 30, 2017, for shareholders of record as of April 14, 2017, and payable on April 28, 2017.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on MW Bancorp's operating results, performance or financial condition are competition, the demand for our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2015. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.